                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                           Commission only (as permitted by
                                           Rule 14a-6(e)(2)).

[X] Definitive proxy statement.

[ ] Definitive additional materials.

[ ] Soliciting material pursuant to Section 240.14a-12

                        Sybron Dental Specialties, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

    (3) Filing Party:

        ------------------------------------------------------------------------

    (4) Date Filed:

        ------------------------------------------------------------------------

                        SYBRON DENTAL SPECIALTIES, INC.
                            1717 WEST COLLINS AVENUE
                            ORANGE, CALIFORNIA 92867
                                 (714) 516-7400



                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 7, 2003



                           -------------------------

     Notice is hereby given that the Annual Meeting of Stockholders of Sybron Dental Specialties, Inc., a Delaware corporation (the "Company"), will be held at 11:00 a.m., Pacific Standard Time, on Friday, February 7, 2003 at Indian Ridge Country Club, 76375 Country Club Drive, Palm Desert, California 92211, for the following purposes:

          1. To elect two directors to serve as Class III Directors until the 2006 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

          2. To consider and vote upon a proposal to approve the Company's Employee Stock Purchase Plan, a copy of which is attached as Exhibit A to the accompanying Proxy Statement; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on December 16, 2002 as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     We hope you will assure that your shares are represented at the Annual Meeting, whether or not you expect to be present in person, either by voting electronically via the Internet (by accessing http://www.eproxyvote.com/syd) or telephone (by dialing 1-877-779-8683 on a touch-tone telephone), or by signing and returning the enclosed proxy card in the accompanying envelope. It is important that proxies be submitted promptly. Returning your proxy promptly, either via the Internet, via telephone or in the enclosed envelope, will assist the Company in reducing the expenses of additional proxy solicitation. Your vote is important and the Board of Directors appreciates the cooperation of stockholders in directing proxies to vote at the meeting.

                                          By Order of the Board of Directors,

                                          STEPHEN J. TOMASSI
                                          Secretary

Orange, California
December 30, 2002

                        SYBRON DENTAL SPECIALTIES, INC.
                            1717 WEST COLLINS AVENUE
                            ORANGE, CALIFORNIA 92867
                                 (714) 516-7400



                           -------------------------

                                PROXY STATEMENT
                               DECEMBER 30, 2002



                           -------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 7, 2003



                           -------------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished by the Board of Directors (the "Board of Directors") of Sybron Dental Specialties, Inc., a Delaware corporation (the "Company" or "SDS"), to the stockholders of the Company in connection with a solicitation of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 11:00 a.m., Pacific Standard Time, on Friday, February 7, 2003 at Indian Ridge Country Club, 76375 Country Club Drive, Palm Desert, California 92211, and at any and all adjournments thereof. This Proxy Statement and the accompanying materials are first being mailed to stockholders on or about December 30, 2002.

     On December 11, 2000, the Company was spun off from Sybron International Corporation, which is now known as Apogent Technologies Inc. ("Apogent"), by way of a pro-rata distribution to Apogent shareholders of all the outstanding common stock and related preferred stock purchase rights of the Company. This transaction is referred to in this Proxy Statement as the "Spin-Off."

     Stockholders of record will have the option to vote by written proxy or electronically via either the Internet or a touch-tone telephone. Proxy voting through electronic means is valid under Delaware law, and the Company is offering electronic services both as a convenience to its stockholders and as a step towards reducing costs. Stockholders not wishing to utilize electronic voting methods may continue to cast votes by returning their signed and dated proxy card.

     Stockholders whose shares are registered directly with EquiServe may vote electronically either via the Internet or by calling EquiServe. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder's identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

     If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP's program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper voting form in the postage paid envelope provided.

     Any proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise: by executing and delivering a later dated proxy via the Internet, via telephone or by mail; by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Annual Meeting; or by attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by a proxy, whether delivered via the Internet, via telephone or by mail, will be voted in accordance with the stockholder's directions, if the proxy is duly submitted prior to the Annual Meeting. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the directors nominated by the Board of Directors, FOR approval of the Company's Employee Stock Purchase Plan and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Annual Meeting or any adjournment thereof.

     The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the Internet, telephone and mail, proxies may be solicited by officers, directors and regular employees of the Company, without additional remuneration, in person, or by telephone, telegraph, e-mail or facsimile transmission. The Company will also request brokerage firms, nominees, banks, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of common stock as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. The Company has retained Georgeson Shareholder Communications, Inc. to aid in the solicitation of proxies, including the soliciting of proxies from brokerage firms, banks, nominees, custodians and fiduciaries, for a fee not anticipated to exceed $6,000 plus expenses. Your cooperation in promptly voting by proxy via the medium of your choice will help to avoid additional expense.

     On December 16, 2002, the Company had outstanding 37,989,650 shares of common stock (and associated preferred stock purchase rights), and there were no outstanding shares of any other class of stock. Only stockholders of record at the close of business on December 16, 2002 will be entitled to notice of, and to vote at, the Annual Meeting. Each share of common stock outstanding on the record date entitles the holder thereof to one vote on each matter to be voted upon by stockholders at the Annual Meeting.

     A majority of the outstanding shares entitled to vote, present in person or by proxy, shall constitute a quorum at the Annual Meeting. Abstentions are counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker ("broker non-votes") absent voting instructions from the beneficial owner under the rules of the New York Stock Exchange, will be treated as shares present for purposes of determining the presence or absence of a quorum. The Inspector of Election appointed by the Board of Directors shall determine the shares represented at the meeting and the validity of proxies and ballots and shall count all votes and ballots. The voting requirements and procedures described below are based upon provisions of the Delaware General Corporation Law, the Company's charter documents, and any other requirements applicable to the matters to be voted upon.

     Directors are elected by a plurality of the votes cast by the shares present in person or represented by proxy at a stockholders meeting, at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen in the election. Therefore, any shares not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

     If a quorum is present, the affirmative vote of a majority of the votes entitled to be cast thereon by all shares present in person or represented by proxy at the Annual Meeting will be required for approval of the Company's Employee Stock Purchase Plan. Abstentions will have the same effect as a vote against this proposal; broker non-votes will have no effect on the outcome of the voting on this proposal.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the outstanding shares of common stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of common stock, by nominees for director and directors of the Company, by the executive officers named in the Summary Compensation Table, and by all directors and executive officers of the Company as a group. The number of shares set forth for nominees for director, directors, and executive officers are reported as of December 16, 2002. Amounts for 5% stockholders are as of the date such stockholders reported such holdings in filings under the Securities Exchange Act of 1934 (the "Exchange Act") unless more recent information was provided.

                                                                      COMMON STOCK
                                                                ------------------------
                      NAME AND ADDRESS                           NUMBER OF      PERCENT
                        OF OWNER(A)                             SHARES OWNED    OF CLASS
                      ----------------                          ------------    --------
Ariel Capital Management, Inc.(b)
200 East Randolph Drive
Suite 2900
Chicago, Illinois 60601.....................................     5,675,107        14.9%
Putnam Investments, LLC(c)
One Post Office Square
Boston, Massachusetts 02109.................................     4,548,518        12.0%
FMR Corp.(d)
82 Devonshire Street
Boston, Massachusetts 02109.................................     3,890,686        10.2%
Kenneth F. Yontz(e)(g)......................................       437,460        1.15%
Floyd W. Pickrell, Jr.(f)...................................     1,398,429        3.56%
Dennis Brown(g).............................................        21,297           *
William E. B. Siart(g)......................................        22,000           *
James R. Parks(g)...........................................        23,000           *
Donald N. Ecker(g)(h).......................................        22,000           *
Robert W. Klemme(g).........................................        21,000           *
Daniel E. Even(i)...........................................       191,409           *
Steven J. Semmelmayer(j)....................................       239,841           *
Stephen J. Tomassi(k).......................................       419,555        1.09%
Gregory D. Waller(l)........................................       165,475           *
All directors and executive officers as a group (15
  persons)(m)...............................................     3,424,706        8.40%

-------------------------
 *  Represents less than 1% of the class.

(a) Except as otherwise indicated, each person has the sole power to vote and dispose of all shares listed opposite his or its name.

(b) Based on a filing on Form 13G/A by Ariel Capital Management, Inc., dated December 31, 2001. Ariel reported that it has sole voting power with respect to 5,237,531 shares and sole investment power with respect to 5,671,249 shares of the common stock reported.

(c) Based on a filing on Form 13G/A by Putnam Investments, LLC, dated February 5, 2002. Putnam Investments, LLC reported on behalf of itself and Marsh & McLennan Companies, Inc., Putnam Investment Management, LLC and The Putnam Advisory Company, LLC that it has shared voting power with respect to 55,396 shares and shared investment power with respect to all of the shares of common stock reported.

(d) Based on a filing on Form 13G/A by FMR Corp., dated April 10, 2002. FMR reported on behalf of itself and its wholly owned subsidiaries Fidelity Research & Management Company and Fidelity Management

    Trust Company that it has sole voting power with respect to 534,700 shares and sole investment power with respect to all of the shares of common stock reported.

(e) Mr. Yontz has shared voting power and shared investment power with respect to 17,083 of the shares of common stock reported.

(f) Mr. Pickrell has shared voting power and shared investment power with respect to 21,350 of the shares of common stock reported. Includes 1,268,638 shares of common stock issuable upon the exercise of outstanding employee stock options held by Mr. Pickrell.

(g) Includes, for each of Messrs. Yontz, Brown, Ecker, Klemme, Parks and Siart, 20,000 shares of common stock issuable upon the exercise of outstanding director stock options held by them.

(h) Mr. Ecker has shared voting power and shared investment power with respect to 2,000 of the shares of common stock reported.

(i) Includes 178,185 shares of common stock issuable upon the exercise of outstanding employee stock options held by Mr. Even.

(j) Mr. Semmelmayer has shared voting power and shared investment power with respect to 1,266 of the shares of common stock reported. Includes 234,769 shares of common stock issuable upon the exercise of outstanding employee stock options held by Mr. Semmelmayer.

(k) Includes 388,288 shares of common stock issuable upon the exercise of outstanding employee stock options held by Mr. Tomassi.

(l) Mr. Waller has shared voting power and shared investment power with respect to 10,000 of the shares of common stock reported. Includes 154,836 shares of common stock issuable upon the exercise of outstanding employee stock options held by Mr. Waller.

(m) Includes (i) 2,770,601 shares of common stock issuable upon the exercise of outstanding stock options held by all directors and executive officers as a group and (ii) 83,937 shares as to which there is shared voting power and shared investment power.

     The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Exchange Act, as required for purposes of this Proxy Statement; accordingly, it includes shares of common stock that are issuable upon the exercise of stock options exercisable within 60 days of December 16, 2002. Such information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                             ELECTION OF DIRECTORS

     Action will be taken at the Annual Meeting for the election of two directors to serve as Class III Directors until the 2006 annual meeting of stockholders and until their respective successors are duly elected and qualified. The Company's Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes (Class I, Class II and Class III), as nearly equal in number as possible, serving staggered, three-year terms.

     The nominees for election as Class III Directors are Donald N. Ecker and Robert W. Klemme. The election shall be determined by a plurality of the votes duly cast. It is intended that the persons appointed as proxies in the proxy card will vote FOR the election of the nominees listed below, unless instructions to the contrary are given therein. The nominees have indicated that they are able and willing to serve as directors. However, if some unexpected occurrence should require the substitution of some other person or persons for any of the nominees, it is intended that the proxies will vote FOR such substitute nominees as the Board of Directors may designate.

     The following table sets forth the principal occupations (for at least the last five years) and directorships of the two nominees in Class III and of the five directors whose terms of office will continue after the Annual Meeting.

                                                                                           DIRECTOR OF
                                            PRINCIPAL OCCUPATION                             COMPANY
         NAME(A)                          AND BUSINESS EXPERIENCE                  AGE        SINCE
         -------                          -----------------------                  ---     -----------
Nominees for election as Class III Directors, whose terms will expire in 2006:

Donald N. Ecker              Founder and Managing Director of CEO Strategic        56       2000
                             Solutions, LLC, a boutique investment firm
                             specializing in mergers/acquisitions and related
                             financial advisory services, since January 1999;
                             retired as Senior Partner with Ernst & Young LLP
                             in December 1998; previously Co-Director for the
                             Center for Strategic Transactions and Director of
                             Entrepreneurial Services for Southern California;
                             serves on City National Bank -Inland Division
                             Advisory Board.

Robert W. Klemme             Chairman of the Board of eBuilt, Inc., a              57       2000
                             corporation that develops and enhances software
                             technologies for business applications, since
                             September, 2001; Chairman and CEO of Montech
                             Holding Company, a company providing security
                             services to the banking industry, since 2002;
                             Chairman of the Board of Avrio Technologies, Inc.,
                             a company that develops solutions for the
                             metropolitan and access segments of communication
                             networks, since 2002; Founder and Managing
                             Director of R K Capital, LLC, a private investment
                             company, since December 2000; Managing Director of
                             CEO Strategic Solutions, LLC, a consulting firm
                             specializing in restructuring and spin-off
                             transactions, from January 1999 -- December 2000;
                             President of Entrepreneurial Capital Corporation
                             from 1986 until December 1998; previously Senior
                             Vice President and Regional Manager of Wells Fargo
                             Bank -- San Diego and Wells Fargo Bank -- Los
                             Angeles.

                                                                                           DIRECTOR OF
                                            PRINCIPAL OCCUPATION                             COMPANY
         NAME(A)                          AND BUSINESS EXPERIENCE                  AGE        SINCE
         -------                          -----------------------                  ---     -----------
Class I Directors, whose terms will expire in 2004:
Floyd W. Pickrell, Jr.(b)    President and Chief Executive Officer of the          57       2000
                             Company since October 2000. President of the
                             Company's subsidiary Sybron Dental Management,
                             Inc. (formerly known as Sybron Dental Specialties,
                             Inc.), now the Company's principal first-tier
                             subsidiary, since August 1993; served as Chairman
                             of the Board of the Company's subsidiary Kerr
                             Corporation from August 1993 to December 2000, and
                             of the Company's subsidiary Ormco Corporation from
                             February 1993 to December 2000; served as
                             President of Kerr from August 1993 until November
                             1998; joined Ormco in 1978 and served as Ormco's
                             President from March 1983 until November 1998;
                             previously served as Ormco's Vice President of
                             Marketing and as its National Sales Manager.

William E. B. Siart          Chairman of the Board of Excellent Education          56       2000
                             Development, a non-profit corporation that
                             develops and manages charter public schools,
                             beginning in 2000; President and Chief Executive
                             Officer of EXED LLC from 1998 until 2000; Chairman
                             and Chief Executive Officer of First Interstate
                             Bancorp from 1995 to 1996, having served as
                             President from 1990 until 1995 and in various
                             other executive positions previously. Director of
                             Western Asset Trust, Inc., Western Asset Premier
                             Bond Fund Inc. and Pacific American Income Shares,
                             Inc.

James R. Parks               Chairman of the Board and Chief Executive Officer     52       2000
                             of Laser Pacific Media Corporation, a public media
                             post production company, since 1994; managing
                             partner of the accounting firm of Parks Palmer
                             Turner and Yemenidjian, LLP, and executive
                             director of CBIZ Southern California, Inc., a
                             subsidiary of Century Business Services, which is
                             in the business of providing business consulting,
                             accounting, merger and acquisition, business
                             valuation, financial crisis management, and tax
                             services; Chairman of the Board of Realty Center
                             Management Corporation, a privately held real
                             estate management and investment company with
                             operations in five states; and a shareholder in
                             Mayer, Hoffman and McCann, a certified public
                             accounting firm focused on providing services for
                             mid-market businesses, not-for-profit
                             organizations and governmental entities.

                                                                                           DIRECTOR OF
                                            PRINCIPAL OCCUPATION                             COMPANY
         NAME(A)                          AND BUSINESS EXPERIENCE                  AGE        SINCE
         -------                          -----------------------                  ---     -----------
Class II Directors, whose terms will expire in 2005:
Kenneth F. Yontz(b)          Chairman of the Board of the Company since October    58       2000
                             2000; Chairman of the Board of Apogent
                             Technologies Inc. (formerly known as Sybron
                             International Corporation, the Company's parent
                             prior to the Spin-Off) since 1987; President and
                             Chief Executive Officer of Sybron International
                             Corporation from October 1987 until December 2000.
                             Director of Rockwell Automation, Inc., Viasystems
                             Group, Inc. and Apogent Technologies Inc.

Dennis B. Brown(b)           Employed as Financial Advisor to Apogent              55       2000
                             Technologies Inc. since December 2000; Vice
                             President -- Finance and Chief Financial Officer
                             of Sybron International Corporation (now known as
                             Apogent Technologies Inc.) from January 1993 until
                             December 2000, and Treasurer from October 1993
                             until December 2000.

-------------------------
(a) See "Committees and Meetings of the Board of Directors" for memberships on Board committees.

(b) As indicated above, prior to the Spin-Off on December 11, 2000, when the Company became a separate publicly held company, the Company and its subsidiaries were subsidiaries of Apogent Technologies Inc. (f/k/a Sybron International Corporation). Messrs. Pickrell, Yontz and Brown were executive officers of Apogent prior to the Spin-Off.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Company has two standing committees of the Board of Directors, the Audit Committee and the Compensation Committee, whose present members are as identified below. There is no standing nominating committee.

     Messrs. Ecker (Chairman), Parks, and Siart currently serve as members of the Audit Committee. This committee met four times during the fiscal year ended September 30, 2002. The Audit Committee is responsible for assisting the Board of Directors with respect to its oversight of corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company.

     Messrs. Siart (Chairman), Klemme, and Parks serve as members of the Compensation Committee. This committee met four times during the fiscal year ended September 30, 2002. The Compensation Committee is responsible for making recommendations to the Board of Directors concerning compensation of the Company's employees, officers and directors, and is authorized to determine the compensation of executive officers of the Company. The Compensation Committee is authorized to administer the various incentive plans of the Company and has all of the powers attendant thereto, including the power to grant employee stock options.

     The Board of Directors met seven times during the fiscal year ended September 30, 2002. During fiscal 2002, each director, during the period in which he served as a director and on a committee of the board, attended 75 percent or more of the total number of meetings held by the Board of Directors and all committees on which he served.

STOCKHOLDER NOMINATION OF DIRECTOR CANDIDATES

     The Bylaws of the Company provide that any stockholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board of Directors subject to the following notice requirements.

     A stockholder desiring to nominate a person or persons for election to the Board of Directors must send a written notice to the Secretary of the Company setting forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving the notice (A) the name and address, as they appear on the Company's books, of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, and (B) the class and number of shares of the Company that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the nomination is made. The Bylaws require similar notice with respect to stockholder proposals for other actions to be taken at a meeting of stockholders. See "Stockholder Proposals" below.

     To be timely, such notice must be received at the principal executive offices of the Company (i) in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting (any time from November 9, 2003 to and including December 9, 2003, with respect to the 2004 annual meeting) or (ii) in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date and in the case of a special meeting, notice must be so received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was given or public disclosure of the meeting date was made.

DIRECTORS' COMPENSATION

     Directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. In addition, during fiscal 2002, each director of the Company who is not also an employee of the Company, which includes all of the current directors except Mr. Pickrell, received an annual retainer of $20,000 (except the Chairman of the Audit Committee who received an annual retainer of $25,000) and a fee of $1,500 for each meeting of the Board of Directors at which such director was present. Each such director who is a member of a committee of the Board of Directors also received a fee of $1,000 for each committee meeting attended. In addition, each director who is not a full-time employee of the Company is automatically granted an option each year to purchase 10,000 shares of Company common stock pursuant to the terms of the Company's 2000 Outside Directors' Stock Option Plan, at an exercise price equal to the fair market value of the common stock on the date of grant.

STATEMENT ON CORPORATE GOVERNANCE

     We regularly monitor and review changes in the area of corporate governance. We are studying the new federal laws affecting this area, including the Sarbanes-Oxley Act of 2002, as well as the rules proposed by the Securities and Exchange Commission and the New York Stock Exchange. We will comply with all applicable new rules and will implement changes to our corporate governance practices when we think they are needed and in the interests of protecting our stockholders' interests.

                         STOCKHOLDER RETURN COMPARISON

     The graph below sets forth the cumulative total stockholder return on the Company's common stock during the period from November 28, 2000 (the day the Company's common stock began trading on the New York Stock Exchange on a "when issued" basis prior to the Spin-Off) through fiscal year end, September 30, 2002, as compared to the returns, during a like period, of the Standard & Poor's 500 Stock Index and the Standard & Poor's Health Care Composite Index. The graph assumes that $100 was invested on November 28, 2000 in the Company common stock and in each of the two Standard & Poor's indices and that, as to such indices, dividends were reinvested. The Company has not, since its inception, paid any dividends on its common stock.

[PERFORMANCE GRAPH]

-------------------------------------------------------------------------------------------------------------------
                                        11/28/00     12/31/00     3/31/01      9/30/01      3/31/02      9/30/02
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
    Sybron Dental                         $100       $129.81      $161.54      $143.08      $154.62      $107.62
-------------------------------------------------------------------------------------------------------------------
    S&P 500                               $100       $ 92.57      $ 81.59      $ 73.69      $ 81.79      $ 58.60
-------------------------------------------------------------------------------------------------------------------
    S&P Healthcare                        $100       $107.17      $ 91.34      $ 93.40      $ 94.04      $ 72.92
-------------------------------------------------------------------------------------------------------------------

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is composed of three directors (named below) and operates under a written charter adopted by the Board of Directors, a copy of which was appended to the Proxy Statement for the 2001 Annual Meeting of Stockholders. The Board of Directors has determined that each of the members of the Audit Committee is "independent," as defined in the corporate governance listing standards of the New York Stock Exchange relating to audit committees, meaning that they have no relationships to the Company that may interfere with the exercise of their independence from management and the Company.

     The management of the Company is responsible for the Company's system of internal controls, the audit process and the process for monitoring compliance with the laws and regulations to which the Company is subject. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee oversees and monitors this process.

     In connection with its function of overseeing and monitoring the financial reporting process of the Company, the Audit Committee has done the following:

     - reviewed and discussed the audited consolidated financial statements for the fiscal year ended September 30, 2002 with the Company's management, who represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles and practices generally accepted in the United States of America;

     - discussed with KPMG LLP, the Company's independent auditors, those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU sec.380); and

     - received the written disclosure and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP its independence.

     Based upon the foregoing, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

     The foregoing report is provided by the following directors, who constitute the Audit Committee:

                           Donald N. Ecker, Chairman
                                 James R. Parks
                              William E. B. Siart

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing, analyzing and approving all the compensation programs for the Company's executive officers and those officers' individual salaries, bonuses and stock option grants. The Committee also makes all stock option grants for non-officer employees. During fiscal 2002, the Committee was comprised of the individuals listed at the end of this Report, none of whom is an employee or former employee of the Company, has a business relationship with the Company, other than in their capacity as directors, or has any interlocking relationships with the Company that are subject to disclosure under the rules of the Securities and Exchange Commission related to proxy statements.

COMPENSATION PHILOSOPHY

     The general philosophy of the Company's executive compensation program is to offer its key executives competitive compensation based both on the Company's performance and on the employee's individual contribution and performance. The Committee seeks to create compensation programs that will motivate and reward highly qualified executives for long-term strategic management that improves stockholder value, support a performance-oriented environment that rewards achievement of internal Company goals which are designed to be consistent with the interests of stockholders, and attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company.

     It is the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the financial performance of the Company. As a result, while the Committee believes it should provide a total compensation opportunity for the Company's executives that is above average, it seeks to place an above average amount of the total compensation opportunity at risk, making the payment of an above average amount of compensation dependent upon the Company's performance meeting or exceeding established internal financial goals.

COMPENSATION PROGRAM COMPONENTS

     The Company's executive compensation program consists of essentially three components: base salary, annual performance bonus and stock option incentives. Each of the components is designed to be consistent with the compensation philosophy and to achieve the goals described above. The following is a discussion of each component and the items considered by the Committee when determining, for each of the executive officers, the level of each component to be provided.

     Base Salary. The base salary is intended to compensate an individual for the level of responsibility and the complexity of the tasks associated with the individual's position with the Company, as well as the level of the individual's performance. In setting base salaries for each executive, the Committee, uses its experience and knowledge, the knowledge of the Company's Human Resources staff, and the recommendations of the Company's Chief Executive Officer as well as, from time to time, input from independent compensation consultants. The Committee considers competitive market data, the relevant impact of each executive's performance on the future growth and success of the Company, the complexity of the Company's businesses in which the executive is involved, the overall economic environment, the overall performance of the Company and such other factors as the Committee may deem relevant to the particular executive. The Committee reviews each executive's base salary on an annual basis, with any change taking place effective December 1st. The Committee will consider changes to an executive officer's compensation at other times if a change in the scope of the executive officer's responsibilities justifies such consideration.

     When conducting its annual review of base salaries, with the changes to be effective December 1, 2001, the Committee reviewed, among other things, compensation surveys for executives in companies with sales volumes and numbers of employees comparable to that of the Company or the relevant subsidiaries of the Company. The competitive market information examined by the Committee was derived from an analysis of compensation survey data with respect to United States corporations having sales volumes between $50 million and $1 billion and employees numbering from 1,000 to 5,000. This group of companies differs from the group of companies included in the S&P Health Care Composite Index reflected in the Company's performance graph contained elsewhere in this Proxy Statement. The survey data, compiled by national compensation consulting firms, included compensation information from at least 363 (and in one case 1,741) companies in multiple industries.

     Annual Cash Bonus Incentives. The annual cash bonus incentive is designed to align the interests of the Company's executives with those of the Company's stockholders by rewarding the executives only if the Company achieves its internal financial and year-over-year earnings growth goals, which if achieved should enhance stockholder value. The design of the incentive cash bonus program reflects the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the financial performance of the Company. The amount of the annual cash bonus incentive for each executive is governed by the Senior Executive Incentive Compensation Plan (the "Incentive Plan"), which the Company's stockholders approved at the Company's 2002 Annual Meeting of Stockholders. Under the terms of the Incentive Plan, the Incentive Plan participants receive a cash bonus equal to a predetermined percentage of their base pay times a success factor, which varies with the level of earnings per share achieved by the Company. The Committee established basic earnings per share goals for the Company's 2002 fiscal year which were used to determine the size of any awards under the Incentive Plan. The Committee believes the use of earnings per share as a measure for determining the size of an award under the Incentive Plan closely aligns the payment of an incentive award with the interests of the Company's stockholders.

     The Company's 2002 fiscal financial performance did not result in any awards under the Incentive Plan for fiscal 2002.

     Stock Incentives. The award of stock options to the Company's executives seeks to incentivize them to sustain and enhance the Company's long-term performance and focus the optionees' attention on managing the Company from the perspective of an owner with an equity stake in the business. As opposed to the annual cash incentive program, which rewards the executives for a single year's performance, the stock incentives only reward the executives if their management of the Company results in the creation of long-term stockholder value. The stock option awards are made under the Company's 2000 Long-Term Incentive Plan (the "Stock Plan"). The terms of the Stock Plan provide for incentive stock options or nonqualified stock options, as determined by the Committee, to be granted to full-time executive officers and other key employees of the Company. The Committee, which administers the Stock Plan, views stock-based compensation as a critical component of the Company's overall executive compensation program.

     While the Committee intends to employ an annual stock option grant for certain employees of the Company, the executive officers will be ineligible to participate in that program. Instead, the executive officers will generally, in the absence of a change in responsibility or other circumstances deemed significant by the Committee, only receive additional option grants after the grants previously received have fully vested.

     Typically, options granted under the Stock Plan will vest in equal annual installments on each of the first four anniversaries following the grant date (provided the optionee is still an employee of the Company at that time and provided further that vesting is accelerated upon the optionee's death, disability or retirement). Such options are granted with an exercise price equal to the market value of the Company's Common Stock on the date of the grant.

     The Committee did not grant stock options to any of the Company's executive officers in fiscal 2002.

CEO COMPENSATION AND EVALUATION

     For fiscal year 2002, Mr. Pickrell, the Company's Chief Executive Officer, earned a salary of $541,667. He did not earn any award under the Incentive Plan.

     In determining the base salary and bonus target for Mr. Pickrell for fiscal 2002, the Committee used the compensation philosophy, surveys, and other resources described above. In addition, the Committee considered, among other things, Mr. Pickrell's over 20 years of service with the Company and its subsidiaries, his role in leading the Company through its first year as a publicly traded company, the performance of the Company under Mr. Pickrell's leadership during its 2001 fiscal year (including its revenue, operating income, cash flow generation, earnings per share, and strategic acquisitions), the return delivered by the Company to its stockholders compared to the returns delivered by other comparable companies and the overall economic environment.

SECTION 162(m)

     Section 162(m) of the Internal Revenue Code limits, to $1 million, the deductibility by a publicly-held corporation of compensation paid in a taxable year to an individual who, on the last day of the taxable year, was (i) the Chief Executive Officer or (ii) among the four other highest compensated executive officers whose compensation is required to be reported in the Summary Compensation Table. Qualified performance-based compensation is not subject to the deduction limit if certain conditions are met. The Committee has taken the steps necessary to satisfy those conditions in order to preserve the deductibility of executive compensation to the fullest extent possible consistent with its other compensation objectives and overall compensation philosophy. One of the conditions is that the performance-based goals of any compensation plan are determined by a compensation committee comprised of two or more outside directors. Both the Company's Incentive Plan and Stock Plan are administered by the Compensation Committee of the Board of Directors, which is comprised solely of directors who are "outside directors" pursuant to the requirements of Section 162(m). Another condition is stockholder approval. The Incentive Plan and the Stock Plan were approved by the Company's stockholders at the 2002 Annual Meeting.

     The foregoing report on executive compensation is provided by the following directors who constitute the Compensation Committee.

                         William E. B. Siart, Chairman
                                Robert W. Klemme
                                 James R. Parks

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of its other four most highly compensated executive officers for services rendered to the Company and its subsidiaries (collectively, the "named executive officers") during its 2002, 2001 and 2000 fiscal years. The table includes compensation awarded to, earned by or paid to the individuals listed during those periods in fiscal years 2001 and 2000 that were prior to the Spin-Off (during which the Company and/or its subsidiaries were subsidiaries of Apogent). In the case of Mr. Tomassi, for periods prior to the Spin-Off, the services rendered were also for the benefit of Apogent and its other subsidiaries.

                                                                                   LONG-TERM COMPENSATION
                                                                            -------------------------------------
                                                                                      AWARDS              PAYOUTS
                                         ANNUAL COMPENSATION                --------------------------    -------
                              ------------------------------------------    RESTRICTED     SECURITIES
                                                            OTHER ANNUAL      STOCK        UNDERLYING      LTIP       ALL OTHER
                                      SALARY      BONUS     COMPENSATION     AWARD(S)     OPTIONS/SARS    PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR      ($)        ($)         ($)(A)          ($)           (#)(B)         ($)         ($)(C)
---------------------------   ----    ------      -----     ------------    ----------    ------------    -------    ------------
Floyd W. Pickrell, Jr....     2002    541,667          0       11,802           0                 0          0           4,760
  President and Chief         2001    487,500    738,688(d)    10,366           0           496,278          0           4,576
  Executive Officer           2000    418,750          0       12,457           0                 0          0           4,500
Stephen J. Tomassi.......     2002    245,833          0        9,730           0                 0          0          26,481
  Vice President --           2001    219,950    244,603       18,575           0           223,325          0          35,500
  General Counsel             2000    182,900    150,990        2,610           0             5,788          0           4,439
  and Secretary
Gregory D. Waller........     2002    245,833          0        3,583           0                 0          0           5,452
  Vice President --           2001    216,283    244,603        2,610           0           223,325          0           5,964
  Finance, Chief              2000    167,129    124,758        2,610           0             5,428          0           4,686
  Financial Officer and
    Treasurer
Daniel E. Even...........     2002    229,167          0        2,610           0                 0          0           5,500
  President, Ormco            2001    218,700    244,603        2,610           0           223,325          0           6,036
  Corporation                 2000    181,218    159,382        2,610           0             5,888          0           5,204
Steven J. Semmelmayer....     2002    245,833          0        2,610           0                 0          0           4,039
  President, Kerr             2001    218,700    244,603        2,610           0           223,325          0           4,224
  Corporation                 2000    181,218    159,382        2,610           0             5,888          0           4,858

-------------------------
(a) Consists of tax gross-up payments -- amounts reimbursed during the fiscal year for the payment of taxes with respect to personal benefits. In each case, the personal benefits do not exceed the SEC's disclosure obligation thresholds and are therefore not included in the table.

(b) Consists entirely of stock options and for the 2001 fiscal year excludes options for Company common stock issued in exchange for options held prior to the Spin-Off to acquire Apogent common stock. The option awards listed for periods prior to fiscal 2001 were options to acquire Apogent common stock, which options, to the extent they were not exercised prior to the Spin-Off, were exchanged for options to acquire Company common stock, as explained elsewhere in this Proxy Statement. See "-- Stock Options-Exchange of Stock Options in the Spin-Off " below.

(c) Consists entirely of employer matching contributions to the 401(k) Plan, except in the case of Mr. Tomassi whose compensation for fiscal 2002 and fiscal 2001 includes $21,000 and $31,000, respectively, of interest imputed to his income in connection with the three-year, unsecured, interest-free loan provided to him by the Company, as described in this Proxy Statement under "Certain Relationships and Related Transactions."

(d) In addition, Mr. Pickrell received a special bonus payment of $600,000 from Apogent in connection with the Spin-Off.

STOCK OPTIONS

     Stock Option Grants. The Company did not grant any stock options or stock appreciation rights to any of the named executive officers during fiscal 2002.

     Stock Option Exercises. The following table sets forth information for each of the named executive officers concerning individual exercises of stock options by the named executive officers during fiscal 2002 and the number and value of options outstanding at the end of fiscal 2002. The Company has granted no stock appreciation rights and, therefore, none are outstanding.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION/SAR VALUES(A)

                                                                NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                                  OPTIONS/SARS AT                 OPTIONS/SARS AT
                                                                 FISCAL YEAR-END(#)            FISCAL YEAR-END($)(B)
                          SHARES ACQUIRED       VALUE       ----------------------------    ----------------------------
          NAME            ON EXERCISE(#)     REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
          ----            ---------------    -----------    -----------    -------------    -----------    -------------
Floyd W. Pickrell.......         0                0          1,144,568        372,209          115,788             0
Stephen J. Tomassi......         0                0            327,915        174,591        2,008,814         5,101
Gregory D. Waller.......         0                0             90,214        178,681           19,907         4,783
Daniel E. Even..........         0                0            113,236        179,211           24,595         5,188
Steven J. Semmelmayer...         0                0            169,820        179,211          275,929         5,188

-------------------------
(a) Consists entirely of stock options.

(b) Based on the September 30, 2002, $13.99 closing price of Company common stock on the New York Stock Exchange.

     Exchange of Stock Options in the Spin-Off. In connection with the Spin-Off, the Company's officers and employees were allowed to exchange their Apogent (Sybron International) stock options for stock options of the Company having an aggregate intrinsic value (the spread between the market value and exercise price of the option shares) equal to the aggregate intrinsic value of the Apogent stock options exchanged immediately prior to the Spin-Off and an exercise price that maintained the ratio of the exercise price per share to the market value per share of the Apogent stock options exchanged immediately prior to the Spin-Off. All of the named executive officers exchanged their outstanding Apogent stock options for the Company's stock options in connection with the Spin-Off. For these Sybron Dental stock options, the exercise price and the number of shares of Sybron Dental common stock subject to each option were determined by adjusting the exercise price and the number of shares subject to the corresponding Apogent stock option exchanged under an adjustment formula, designed to preserve the aggregate intrinsic value and exercise price to market value relationship referred to above, based on the relationship between the trading prices on the New York Stock Exchange of Apogent common stock and Sybron Dental common stock trading on a "when issued" basis, during the period of "when issued" trading ending on the date of the Spin-Off. Other than the adjustment of the exercise price and the number of shares subject to each option, the terms of the Sybron Dental stock options received in exchange for Apogent stock options are the same as the terms of the Apogent stock options for which they were exchanged. The Sybron Dental stock options issued in exchange for Apogent stock options were issued under the Company's 2000 Long-Term Incentive Plan.

     The number of Sybron Dental stock options received by each of the named executive officers in exchange for Apogent stock options and the average weighted exercise price per share were as follows: Floyd W. Pickrell, 765,374 options, $13.8765 average weighted exercise price; Stephen J. Tomassi, 279,181 options, $6.8093 average weighted exercise price; Gregory D. Waller, 45,570 options, $13.7844 average weighted exercise price; Daniel E. Even, 69,122 options, $13.7316 average weighted exercise price; and Steven J. Semmelmayer, 125,706 options, $11.8801 average weighted exercise price.

EMPLOYMENT AGREEMENTS

     All of the named executive officers entered into employment agreements with the Company as of December 11, 2000, which agreements were in effect throughout the 2002 fiscal year. Pursuant to each of their respective employment agreements, these executive officers agreed to serve in their respective executive officer capacities, and each agreed to devote his full time to the performance of his duties thereunder.

     In November 2002, the named executive officers entered into new employment agreements, which supersede their previous agreements. In the new agreements, like the previous agreements, the executive officers agreed to serve in their respective executive officer capacities, and each agreed to devote his full time to the performance of his duties thereunder. The new employment agreements provide for initial base salaries, subject to annual merit increases at the discretion of the Compensation Committee, and, like the former employment agreements, provide the named executives benefits customarily accorded executives of the Company and its subsidiaries, including participation in the Company's Senior Executive Incentive Compensation Plan. The base salaries for fiscal year 2003, effective as of December 1, 2002, for the named executive officers are unchanged from the base salaries that were put into effect as of December 1, 2001. Those base salaries are as follows: Mr. Pickrell $550,000; Mr. Tomassi $250,000; Mr. Waller $250,000; Mr. Semmelmayer $250,000 and Mr. Even $230,000.

     The employment agreements may be terminated, with or without cause, by the executive upon 45 days' advance notice to the Company or by the Company upon 90 days' notice to the executive. Should the Company terminate the executive's employment without "cause", as defined in the employment agreements, or the executive terminates the employment relationship as a result of a "constructive termination event," as defined in the employment agreements, the Company will pay (1) any accrued but unpaid salary, expenses required to be reimbursed, vacation, any earned but unpaid bonuses for prior periods, (2) an amount equal to the incentive award that would have been earned by the executive under the Company's Senior Executive Incentive Compensation Plan (or its successor bonus plan/program) for the fiscal year in which the executive's employment is terminated; multiplied, however, by a percentage of the fiscal year in which the executive was actively employed and (3) the executive's then current monthly salary for a period of twelve months. Additionally, for a 12-month period after termination of the executive's employment, the Company is obligated to arrange to provide the executive, if available under the Company's benefit plans, or if not, pay to the executive an amount equal to the Company's costs of, life, disability, accident, health insurance, and other "executive" benefits substantially similar to those which the executive was receiving or entitled to receive immediately prior to the termination. All unvested options or other awards will be cancelled on the date of termination.

     The agreements provide the Company the right to terminate the agreement, at any time, without advance notice, for "cause" as defined in the employment agreements. If the Company terminates the executive's employment for "cause," or the executive's employment is terminated at the request of the executive, except for "good reason" following a "change in control" or as a result of a "constructive termination event," as those terms are defined in the employment agreements, the Company will pay any accrued but unpaid salary, expenses required to be reimbursed, vacation and any earned but unpaid bonuses for prior periods. Company benefits will be paid in accordance with the terms of the Company's benefit plans and all unvested options or other awards will be cancelled on the date of termination. The executive will generally have 90 days after the termination to exercise any vested options.

     Upon the termination of the executive's employment by the Company following a "change in control" or in anticipation of a "change in control" or by the executive for "good reason" following a "change in control," the executive shall be entitled, unless such termination is effective more than twenty-four months following the occurrence of the "change in control," a payment of an amount equal to 2.99 times the sum of (i) the executive's annual base salary in effect at the time at which a "change in control" occurs and (ii) the greater of (a) the executive's base salary times the executive's target bonus amount in effect at the time at which a "change in control" occurs times a factor of 2.0 or (b) the average of the incentive awards (as that term is defined in the Senior Executive Incentive Compensation Plan) paid to the executive for the three fiscal years immediately prior to the occurrence of the "change in control." Additionally, the Company will pay the executive any accrued but unpaid salary, expenses required to be reimbursed and any earned but unpaid bonuses for prior periods. Company benefits will continue for a period of two years and all unvested options or other awards will be cancelled on the date of termination. The executive will generally have 90 days after the termination to exercise any already vested options. If there are any excise tax payments due as a result of the preceding payments, the executives will receive certain gross-up payments such that the net amount received by the executive pursuant to the agreement will not be reduced by any excise taxes.

     The Company must require any successor to assume the Company's obligations pursuant to the employment agreements. If the Company fails to do this, the executives will be entitled to the same benefits they would receive if they terminated the employment agreements on the date of succession for good reason following a change in control. The employment agreements also subject the executives to confidentiality obligations, and contain restrictions on their soliciting employees of the Company for a period of one year following termination of employment.

PENSION BENEFIT PLANS

     Retirement Plan. The Company has a Retirement Security Plan (the "Retirement Plan") for certain U.S. employees who are not covered by a collective bargaining agreement, including its executive officers. The plan is a "career average" type plan. The benefit formula directly relates to annual salary, length of service and Social Security covered compensation. To the extent that pension benefits exceed the benefit limits and limits on covered compensation imposed by the Employee Retirement Income Security Act of 1974, as amended, the Company plans to make the appropriate payments under the unfunded pension plan described below as they become due. The total compensation covered by the Retirement Plan (including unfunded amounts) is the amount shown in the salary and bonus columns of the Summary Compensation Table.

     Annual pension benefits expected to be distributed upon retirement (normally at age 65) to most executive officers of the Company, including the named executive officers, are equal to the sum of past and future service benefit formulas. Past service benefit (for service prior to January 1, 1987) is an amount equal to the sum of (a) 0.0105 times the average annual pay for the employee's final three years, up to the Social Security covered compensation for 1987, plus (b) 0.015 times the average annual pay for the employee's final three years, in excess of the Social Security covered compensation in 1987, which sum is multiplied by the total number of years of credited service before January 1, 1987. The amount so calculated is reduced by the amount of any benefit the participant is eligible to receive from a prior pension plan or due to participation in any prior profit sharing plan. Future service benefit (for service since January 1, 1987) for credited service not in excess of 35 years is an amount equal to the sum of all future year annual benefits calculated for each year as 0.0105 times annual pay up to the Social Security covered compensation for that year, plus 0.015 times annual pay in excess of the Social Security Covered Compensation of that year. Future service benefit for credited service in excess of 35 years is an amount equal to 0.014 times a participant's annual salary for such year. The Company may from time to time move the past service formula to a more current date which would have the effect of increasing the amount of average compensation upon which benefits are calculated.

     The annual projected pension benefits at age 65 reflected below are calculated by using the actual accrued benefits through the most recent calendar year and a projected benefit using the individual's calendar year earnings assuming no future increases in base salaries or bonuses paid.

     Bonus payments have a significant impact on the pension projections stated below. The annual bonus payments are linked to the Company's financial results and can fluctuate up or down depending on the annual performance of the Company. For example, a poor performance year would generate a lower bonus payout and thereby could understate the projected annual retirement benefit on a going forward basis. Conversely, an exceptional performance year would generate a significantly higher bonus payout and thereby could overstate the projected annual retirement benefit.

     The following table illustrates the projected annual pension benefits payable for life (without provision for survivor pension) from the Retirement Plan and, where applicable, the Unfunded Plan described below, upon retirement at age 65, to the executive officers named in the Summary Compensation Table.

                                              ASSUMED
                                             PROJECTED         ADDITIONAL      FULL YEARS OF
               NAME OF                   ANNUAL RETIREMENT       YEARS         SERVICE AS OF
             INDIVIDUAL                  BENEFIT AT AGE 65*    OF SERVICE    SEPTEMBER 30, 2002
             ----------                  ------------------    ----------    ------------------
Floyd W. Pickrell, Jr................         $193,091              8                29
Stephen J. Tomassi...................         $ 96,400             15                14
Gregory D. Waller....................         $ 95,335             12                20
Daniel E. Even.......................         $ 96,178             15                23
Steven J. Semmelmayer................         $113,189             20                23

-------------------------
* Assumes no salary increases.

     Unfunded Pension Plan. The Company also maintains an unfunded, non-qualified retirement plan providing benefits to employees of the Company in excess of the limitations set forth under section 415 of the Internal Revenue Code (the "Unfunded Plan"). The individuals named in the Summary Compensation Table and executives as a group are eligible to participate in the Unfunded Plan.

     Under the Unfunded Plan, benefits are paid from a Rabbi Trust sponsored by the Company. Participants are entitled to a monthly benefit upon their retirement equal to the actuarial value of the benefit that would be payable to the participant if the provisions of the Retirement Plan dealing with limits on pensions pursuant to Internal Revenue Code section 415 were inapplicable.

     The compensation covered by the Unfunded Plan includes salary, bonus, and deferred compensation payable to the participant for services rendered. The compensation in the salary and bonus columns of the Summary Compensation Table, above, includes each of these elements. Benefits under the Unfunded Plan are computed on a straight-life annuity basis, and are subject to an offset of the actuarial value of benefits payable to participants under the terms of the Retirement Plan.

            PROPOSAL TO APPROVE THE SYBRON DENTAL SPECIALTIES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

     On December 16, 2002, the Board of Directors of the Company approved and adopted the Sybron Dental Specialties, Inc. Employee Stock Purchase Plan (the "ESPP"), subject to approval by the stockholders. Stockholder approval of the ESPP is being sought so that the ESPP qualifies as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. (See "Federal Income Tax Consequences" below.)

     The purpose of the ESPP is to offer the employees of the Company the ability to purchase Common Stock at an attractive price through accumulated payroll deductions. The Board of Directors believes that the Company benefits when its shares are owned by a large employee base, and the ESPP should assist in accomplishing that objective.

     A copy of the ESPP is appended to this Proxy Statement as Exhibit A. The following description of the ESPP is qualified in its entirety by reference to the complete text of the Plan set forth in Exhibit A.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN.

PRINCIPAL FEATURES OF THE ESPP

     Administration. The ESPP will be administered by the Compensation Committee or another committee of the Board of Directors designated by the Board of Directors.

     Eligibility. Employees, including executive officers of the Company and certain designated subsidiaries, who meet certain minimum service requirements are eligible to participate in the ESPP. As of December 16, 2002, approximately 1,800 employees were eligible to participate in the ESPP if they choose to enroll.

However, no shares will be purchased on behalf of the participating employees until the ESPP has been approved by the Company's stockholders. Non-employee directors are not eligible to participate in the ESPP.

     Number of Shares. The ESPP provides for the issuance of up to 500,000 shares of Company common stock, subject to adjustment for changes in the capitalization of the Company.

     Participation. Employees pay for common stock via payroll deductions. The per share purchase price is generally calculated by applying a 15% discount to the lower of (i) the average of the highest and lowest quoted selling price for the common stock on the first business day of an Offering Period (e.g. the six-month period commencing January 1 or July 1), or (ii) the average of the highest and lowest quoted selling price for the common stock on the last business day of the Offering Period. On December 16, 2002, the closing price of the common stock on the New York Stock Exchange was $14.90. The portion of the purchase price that has been discounted is paid by the Company. Employees are not permitted to purchase more than $25,000 of common stock per year via the ESPP. No shares of common stock will be sold under the ESPP until it has been approved by the Company's stockholders.

     Withdrawal. A participant may withdraw from the ESPP at any time during an Offering Period by giving written notice to the Company of his or her election to withdraw. Upon such withdrawal, the participant shall cease to be a participant in the ESPP, his or her option to purchase during the Offering Period will be automatically terminated and all of the payroll deductions credited to the participant's account will be returned promptly.

     Termination of Employment. Termination of a participant's employment for any reason immediately cancels his or her option and participation in the ESPP. In such event, the payroll deductions credited to the participant's account will be returned without interest to him or her and the participant will have no further rights under the ESPP.

     Amendment and Termination. The Board may terminate or amend the ESPP at any time, except that it may not increase the number of shares subject to the ESPP other than as described in the ESPP. The ESPP continues in effect for ten years, unless sooner terminated (e.g., when there are no longer any shares remaining under the ESPP).

     New Plan Benefits. Because the ESPP is based solely on voluntary participation, benefits to be received by participants thereunder are not determinable.

FEDERAL INCOME TAX CONSEQUENCES

     The following briefly summarizes the principal federal income tax consequences of the ESPP.

     The ESPP is not a qualified plan under Section 401 of the Internal Revenue Code. Monies used to purchase stock (i.e., payroll deductions) are "after-tax" monies.

     The ESPP is intended to qualify as an "employee stock purchase plan" within the meaning of Internal Revenue Code Section 423, which allows employees to purchase an employer's common stock at a discount without immediate taxation on the amount of the discount. Participants are not required to report taxable income when shares are purchased on their behalf. However, participants will have taxable income when they dispose of shares purchased under the ESPP. Tax liability upon disposition will depend on whether the shares are sold more than two years after the commencement of the Offering Period in which the shares were acquired (the "ESPP Holding Period"). If the ESPP Holding Period is met, a participant recognizes ordinary income in the year of the disposition equal to the lesser of: (i) the amount by which the market price of the shares on the date of the disposition exceeds the purchase price, or (ii) 15% of the market price of the shares at the beginning of the Offering Period during which the shares were purchased. The amount of ordinary income that is recognized will be added to the "cost basis" of the shares, and any additional gain recognized upon the disposition will be a capital gain. If the ESPP Holding Period is not met, upon the disposition of the shares the participant will recognize ordinary income equal to the amount by which the market price of the shares on the purchase date exceeded the purchase price. The amount of ordinary income recognized is added to the cost basis in the shares, and any resulting gain or loss recognized upon the disposition will be a capital gain or loss for tax purposes.

     The Company is not entitled to a tax deduction at the time a participant purchases shares under the ESPP. Further, the Company is not entitled to a tax deduction upon disposition of shares by a participant if the participant has satisfied the ESPP Holding Period for the shares. If a participant disposes of shares in a transaction that does not satisfy the ESPP Holding Period requirement, the Company will be entitled to a tax deduction equal to the amount the participant must recognize as ordinary income upon such disposition.

EQUITY COMPENSATION PLAN INFORMATION

     The Company has three equity compensation plans. Two of the plans, the 2000 Long-Term Incentive Plan and the 2000 Outside Directors' Stock Option Plan, were approved by the Company's stockholders. One of the plans, the 2001 Long-Term Incentive Plan has never been submitted to the stockholders for approval and therefore has not been approved by the Company's stockholders. A description of the 2001 Long-Term Incentive Plan, as well as the 2000 Outside Directors' Stock Option Plan and 2000 Long-Term Incentive Plan is contained in note 13 of the "Notes to Consolidated Financial Statements" in Item 8 -- "Financial Statements and Supplementary Data" of the Company's Annual Report on Form 10-K, and is incorporated herein by reference. The following table gives information about common stock that may be issued upon the exercise of options, warrants and rights under all of the Company's existing equity compensation plans as of September 30, 2002.

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                                                   NUMBER OF
                                                                                                   SECURITIES
                                                     NUMBER OF                                REMAINING AVAILABLE
                                                 SECURITIES TO BE                             FOR FUTURE ISSUANCE
                                                    ISSUED UPON         WEIGHTED-AVERAGE          UNDER EQUITY
                                                    EXERCISE OF         EXERCISE PRICE OF      COMPENSATION PLANS
                                                    OUTSTANDING            OUTSTANDING             (EXCLUDING
                                                 OPTIONS, WARRANTS      OPTIONS, WARRANTS     SECURITIES REFLECTED
               PLAN CATEGORY                        AND RIGHTS             AND RIGHTS            IN 1ST COLUMN)
               -------------                     -----------------      -----------------     --------------------
Equity compensation plans approved by
  security holders..........................         5,045,717(1)            $14.31                  473,803
Equity compensation plans not approved by
  security holders..........................           341,967(2)             18.74                  658,033
                                                    ----------               ------                ---------
       Total................................         5,387,684               $14.59                1,131,836

-------------------------
(1) Represents options to purchase the Company's common stock granted under the Company's 2000 Long-Term Incentive Plan and its 2000 Outside Directors' Stock Option Plan.

(2) Represents options to purchase the Company's common stock granted under the Company's 2001 Long-Term Incentive Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SPIN-OFF TRANSACTIONS

     In order to effect the Spin-Off, Apogent and the Company entered into a number of interrelated agreements which define the ongoing relationship between the parties after the Spin-Off. Because these agreements were negotiated while the Company was a wholly owned subsidiary of Apogent, they are not the result of negotiations between independent parties. Those agreements for which there are on-going obligations by Apogent and the Company are described below:

     Assignment and Assumption Agreement. Pursuant to the General Assignment, Assumption and Agreement Regarding Litigation, Claims and Other Liabilities, in general the Company and its U.S.

subsidiaries will indemnify Apogent and its subsidiaries and affiliates against liabilities, litigation and claims actually or allegedly arising out of the dental business, including discontinued operations within the dental business. Similarly, Apogent and its U.S. subsidiaries will indemnify the Company and its subsidiaries and affiliates against liabilities, litigation and claims actually or allegedly arising out of its laboratory business, including discontinued operations within the laboratory business, and other items not transferred to the Company. In circumstances in which any liability of Apogent and the Company is joint, the parties will share responsibility for such liability on a mutually agreed upon basis consistent with the allocation of the business segments.

     Insurance Matters Agreement. The Insurance Matters Agreement governs the rights and obligations of Apogent and the Company with respect to various pre-existing contracts insuring Apogent and covering risks associated with, or arising out of, Apogent Technology's dental business. The types of policies covered by the Insurance Matters Agreement include, without limitation, automobile liability, comprehensive and general liability. The Insurance Matters Agreement also establishes certain procedures for dealing with pending litigation, new litigation and the resolution of disputes between the parties concerning that agreement.

     Tax Indemnification Agreement. The Tax Sharing and Indemnification Agreement governs the allocation of certain tax responsibilities between Apogent and its subsidiaries on the one hand and the Company and its subsidiaries on the other hand after the Spin-Off. The Tax Indemnification Agreement defines each company's rights and obligations with respect to deficiencies and refunds of federal, state and other taxes relating to the business operations for tax years (or portions thereof) ending on or prior to the Spin-Off and with respect to certain tax attributes of the companies after the Spin-Off. The Tax Indemnification Agreement also specifies the parties' respective obligations in connection with any audit or investigation concerning any federal, state or other taxes or in the event the Spin-Off is subsequently determined not to qualify as tax-free for U.S. federal income tax purposes.

     Confidentiality and Nondisclosure Agreement. The Company and Apogent entered into a Confidentiality and Nondisclosure Agreement whereby, subject to certain exceptions, each party will agree to treat as confidential and not disclose certain proprietary and other confidential information belonging to the other.

LOAN TO MR. TOMASSI

     On September 1, 2000, one of SDS's subsidiaries provided Mr. Tomassi with a three-year, unsecured interest-free loan in the amount of $400,000 for the purpose of making a down payment on a house to be purchased in connection with Mr. Tomassi's transfer to California. The subsidiary has also agreed to gross up Mr. Tomassi's income in an amount equal to any tax obligations incurred by Mr. Tomassi on the basis of income imputed to him due to the interest-free nature of the loan. See "Executive Compensation -- Summary Compensation Table." The note is payable in three annual installments of $100,000, $100,000 and $200,000, respectively, on September 1, 2001, 2002 and 2003. The first and second installment payments have been made. Interest accrues on any past due amounts at the rate of 10% per annum until paid.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, its executive officers, and persons who beneficially own more than 10% of the Company's common stock are required to report their initial ownership of Company common stock and subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by those due dates during the most recent fiscal year. Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that all of those filing requirements were satisfied with respect to fiscal 2002.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Acting on the recommendation of the Audit Committee, the Board of Directors has selected the public accounting firm of KPMG LLP as the Company's independent auditors for the current fiscal year. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement on behalf of KPMG LLP, if desired.

INDEPENDENT AUDITORS' FEES

     The firm of KPMG LLP served as the Company's independent auditors for the fiscal year ended September 30, 2002.

     Audit Fees: The KPMG LLP fees for the annual audit and the reviews of financial statements included in the Company's Forms 10-Q for the 2002 fiscal year were $709,000.

     Financial Information Systems Design and Implementation Fees: There were no fees billed by KPMG LLP for financial information systems design and implementation for the 2002 fiscal year.

     All Other Fees: The aggregate fees for other services that KPMG LLP rendered in fiscal 2002 were $1,098,000, including fees of $258,000 for audit related services and fees of $840,000 for non-audit related services. The fees for audit related services include fees for issuances of letters to underwriters, audits of financial statements of certain employee benefit plans, accounting consultation, review of registration statements and issuance of consents. The fees for non-audit related services include fees rendered in connection with business acquisitions and tax consultations.

     The Audit Committee annually evaluates whether the Company's use of KPMG LLP for services unrelated to KPMG's audit of the Company's consolidated financial statements is compatible with maintaining that firm's independence.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for the 2004 Annual Meeting of Stockholders of the Company must be received no later than September 1, 2003 at the Company's principal executive offices, 1717 West Collins Avenue, Orange, California 92867, directed to the attention of the Secretary, in order to be considered for inclusion in next year's annual meeting proxy material under the Securities and Exchange Commission's proxy rules. Under the Company's Bylaws, written notice of stockholder proposals for the 2004 Annual Meeting of Stockholders of the Company which are not intended to be considered for inclusion in next year's annual meeting proxy material (stockholder proposals submitted outside the processes of Rule 14a-8) must be received no later than December 9, 2003 and no earlier than November 9, 2003 at such offices, directed to the attention of the Secretary, and such notice must contain the information specified in the Company's Bylaws.

     The foregoing notice and Proxy Statement are sent by order of the Board of Directors.

                                          STEPHEN J. TOMASSI
                                          Secretary
December 30, 2002

     A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002 HAS BEEN PROVIDED WITH THIS PROXY STATEMENT. THE COMPANY WILL PROVIDE TO ANY STOCKHOLDER, WITHOUT CHARGE, UPON WRITTEN REQUEST OF SUCH STOCKHOLDER, AN ADDITIONAL COPY OF SUCH ANNUAL REPORT. SUCH REQUESTS SHOULD BE ADDRESSED TO DIANE THOMAS, SYBRON DENTAL SPECIALTIES, INC., 1717 WEST COLLINS AVENUE, ORANGE, CALIFORNIA 92867.

                                                                       EXHIBIT A

                        SYBRON DENTAL SPECIALTIES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

1.  PURPOSE

     The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. The Plan shall become effective upon shareholder approval of the Plan within one year of its adoption in order that the Plan may qualify as an "employee stock purchase plan" under Section 423 of the Code. The Plan shall not become effective in the event that shareholder approval of the Plan is not obtained within the one-year requirement provided by
Section 423 of the Code.

2.  DEFINITIONS

     (a) "Board" shall mean the Board of Directors of the Company.

     (b) "Business Day" shall mean a day on which national stock exchanges are open for trading.

     (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (d) "Common Stock" shall mean the Common Stock of the Company.

     (e) "Company" shall mean Sybron Dental Specialties, Inc., a Delaware corporation, and any Designated Subsidiary of the Company.

     (f) "Compensation" shall mean all base straight time gross earnings and commissions, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other special compensation.

     (g) "Designated Subsidiary" shall mean any Subsidiary which has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

     (h) "Employee" shall mean any individual who is an employee of the Company for tax purposes and whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

     (i) "Enrollment Date" shall mean the first day of each Offering Period.

     (j) "ESPP Administrator" shall have the meaning set forth in Section 10.

     (k) "Exercise Date" shall mean the last day of each Offering Period.

     (l) "Fair Market Value" shall mean, as of any date, the average of the highest and lowest quoted selling prices for shares of Common Stock on the relevant date, or (if there were no sales on such date) the weighted average of the means between the highest and lowest quoted selling prices on the nearest day before and the nearest day after the relevant date, as reported in The Wall Street Journal or a similar publication selected by the Plan Administrator.

     (m) "Offering Period" shall mean a period of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, commencing the first Business Day on or after January 1 and terminating on the last Business Day in the period ending the following June 30 or commencing on the first Business Day on or after July 1 and terminating on the last Business day in the period ending the following December 31; provided, however, that the first offering Period under the Plan shall commence on a date selected by the Plan Administrator following shareholder approval of the Plan. The duration of Offering Periods may be changed pursuant to Section 5 of this Plan.

     (n) "Plan" shall mean this Employee Stock Purchase Plan.

     (o) "Plan Administrator" shall have the meaning set forth in Section 3.

     (p) "Purchase Price" shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Board pursuant to Section 19 or Section 20.

     (q) "Reserves" shall mean the number of shares of Common Stock covered by each option under the Plan that have not yet been exercised and the number of shares of Common Stock that have been authorized for issuance under the Plan but not yet placed under option.

     (r) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least 50 percent of the combined equity thereof.

3.  ADMINISTRATION

     (a) The Plan shall be administered by the Board or the Compensation Committee of the Board or, if and to the extent the Board or the Compensation Committee designates an executive officer of the Company to administer the Plan, by such executive officer (each, the "Plan Administrator"). Any decisions made by the Plan Administrator shall be applicable equally to all Eligible Employees.

     (b) Subject to the provisions of the Plan, the Plan Administrator shall have the authority, in its sole discretion, to determine all matters relating to options granted under the Plan, including all terms, conditions, restrictions and limitations of options; provided, however,that all participants granted options pursuant to the Plan shall have the same rights and privileges within the meaning of Code Section 423. The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt and change rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, unless reserved to the Board or the Compensation Committee of the Board, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's other employees or third-party service providers as the Plan Administrator so determines.

4.  ELIGIBILITY

     (a) Any Employee who shall have completed at least thirty (30) days of continuous employment with the Company on a given Enrollment Date shall be eligible to participate in the Plan. In the event that the Company acquires a company that becomes a Designated Subsidiary as a result of such acquisition, the employees of such Designated Subsidiary shall be regarded as having an employment start date as of the date when they began continuous employment with the Designated Subsidiary.

     (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) (or such greater amount permitted under Section 423 of the Code) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

5.  OFFERING PERIODS

     The Plan shall be implemented by consecutive Offering Periods until terminated in accordance with Section 20 hereof. The Plan Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

6.  PARTICIPATION

     (a) An eligible Employee may become a participant in the Plan by completing and delivering a subscription agreement or by other means used by the Plan Administrator authorizing payroll deductions (the "enrollment agreement") prior to the applicable Enrollment Date.

     (b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 11 hereof.

7.  PAYROLL DEDUCTIONS

     (a) At the time a participant enrolls in the Plan, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding ten percent (10%) of the Compensation that he or she receives on each pay day during the Offering Period.

     (b) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may discontinue his or her participation in the Plan as provided in
Section 11 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by delivering to the Company or its authorized representative a new enrollment agreement authorizing a change in payroll deduction rate. The Plan Administrator may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five Business Days after receipt of the new enrollment agreement unless the Company elects to sooner process a given change in participation. A participant's enrollment agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 11 hereof.

     (c) Notwithstanding the foregoing, to the extent necessary to comply with
Section 423(b)(8) of the Code and Section 4(b) hereof, a participant's payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate, as provided in such participant's enrollment agreement at the beginning of the first Offering Period that is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 11 hereof.

     (d) At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company's federal, state or other tax withholding obligations, if any, that arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

8.  GRANT OF OPTION

     On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company's Common Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the participant's account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 4(b) and
12. Exercise of the option shall occur as provided in Section 9, unless the participant has withdrawn pursuant to Section 11. The option shall expire on the last day of the Offering Period.

9.  EXERCISE OF OPTION

     Unless a participant withdraws from the Plan as provided in Section 11 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full and fractional shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. The Company shall determine whether the purchased shares are acquired in the open market or from a third party, or by purchase of treasury shares or authorized but (as yet) unissued shares. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by such participant.

10.  DELIVERY

     As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant, as appropriate, the shares purchased upon exercise of his or her option. If the Plan Administrator designates or approves a stock brokerage or other financial services firm (the "ESPP Administrator") to hold shares purchased under the Plan for the accounts of participants, the following procedures shall apply. Promptly following each Purchase Date, the number of full and fractional shares of Common Stock purchased by each participant shall be deposited into an account established in the participant's name with the ESPP Administrator. Each participant shall be the beneficial owner of the Common Stock purchased under the Plan and shall have all rights of beneficial ownership in such Common Stock. A participant shall be free to undertake a disposition of the shares of Common Stock in his or her account at any time, but, in the absence of such a disposition, the shares of Common Stock must remain in the participant's account at the ESPP Administrator until the holding period set forth in Code Section 423 has been satisfied. With respect to shares of Common Stock for which the holding period set forth above has been satisfied, the participant may move those shares of Common Stock to another brokerage account of the participant's choosing or request that a stock certificate be issued and delivered to him or her. Cash dividends shall be paid to a participant in cash and shall not be reinvested in the Plan. A participant who withdraws all of his whole shares of Common Stock from the Plan shall have the Fair Market Value of any fractional share paid to him or her in cash. Dividends paid in the form of shares of Common Stock with respect to Common Stock in a participant's account shall be credited to such account. A participant who is not subject to payment of U.S. income taxes may move his or her shares of Common Stock to another brokerage account of his or her choosing or request that a stock certificate be delivered to him or her at any time, without regard to the Code Section 423 holding period.

11.  WITHDRAWAL

     (a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in the form prescribed by the Plan Administrator. All of the participant's payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant's option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. A participant who withdraws from an Offering Period shall not participate in a succeeding Offering Period unless such participant delivers to the Company a new enrollment agreement.

     (b) A participant's withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the participant withdraws.

12.  TERMINATION OF EMPLOYMENT

     Upon a participant's ceasing to be an Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant's account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto, and such participant's option shall be automatically terminated. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant's customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice. The Plan does not, directly or indirectly, create in any Employee or class of Employees any right with respect to continuation of employment by the Company or any Subsidiary and it shall not be deemed to interfere in any way with the Company's or any Subsidiary's right to terminate, or otherwise modify, an Employee's employment at any time.

13.  INTEREST

     No interest shall accrue on the payroll deductions of a participant in the Plan.

14.  STOCK

     (a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19, the maximum number of shares of the Company's Common Stock that shall be issued to settle options or purchases under the Plan shall be five hundred thousand (500,000) shares. If, on a given Exercise Date, the number of shares with respect to which options are to be issued exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for issuance in as uniform a manner as shall be practicable and as it shall determine to be equitable.

     (b) The participant shall have no interest or voting right in shares covered by his or her option until such option has been exercised.

     (c) Shares to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

15.  DESIGNATION OF BENEFICIARY

     In the event of the death of a participant, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such personal representative or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16.  TRANSFERABILITY

     Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 11.

17.  USE OF FUNDS

     All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18.  REPORTS

     Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

19. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE

     (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the maximum number of shares reserved for issuance under the Plan, the maximum number of shares each participant may purchase per Offering Period, as well as the price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

     (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Company's proposed dissolution or liquidation. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 1.

     (c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"). The New Exercise Date shall be before the date of the Company's proposed sale or merger. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 11.

20.  AMENDMENT OR TERMINATION

     (a) The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. No amendment to the Plan to increase the number of shares of Common Stock available under the Plan shall be made without shareholder approval. Except as provided in Section 19 and this
Section 20, no amendment may make any change in any option theretofore granted that adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

     (b) Without shareholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board (or its Compensation Committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or its Compensation Committee) determines in its sole discretion advisable that are consistent with the Plan.

     (c) In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to: (i) altering the Purchase Price for any Offering Period, including an Offering Period underway at the time of the change in Purchase Price; (ii) shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and
(iii) allocating shares to participants in the event the number of options for an Offering Period exceeds the number of shares then available under the Plan. Such modifications or amendments shall not require shareholder approval or the consent of any Plan participants.

21.  NOTICES

     All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.  CONDITIONS UPON ISSUANCE OF SHARES

     Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, state securities laws, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

23.  TERM OF PLAN

     The Plan shall become effective upon shareholder approval of the Plan (the "Effective Date"). The Plan shall continue in effect for a term ending on the first Exercise Date that is more than ten (10) years after the Effective Date, unless sooner terminated under Section 20.

                                                                       SDS-PS-03

                        SYBRON DENTAL SPECIALTIES, INC.

                      2003 ANNUAL MEETING OF STOCKHOLDERS

                                FEBRUARY 7, 2003
                               11:00 A.M. P.S.T.

               YOU MAY VOTE BY TELEPHONE, BY INTERNET, OR BY MAIL
                       (SEE INSTRUCTIONS ON REVERSE SIDE)

                             YOUR VOTE IS IMPORTANT




                                   DETACH HERE                            ZSDSC2

                                     PROXY
                        SYBRON DENTAL SPECIALTIES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Floyd W. Pickrell, Jr., Gregory D. Waller and Stephen J. Tomassi, or any of them, with the power of substitution to each, are hereby authorized to represent the undersigned at the Annual Meeting of Stockholders of Sybron Dental Specialties, Inc. to be held in Palm Desert, California, on Friday, February 7, 2003, at 11:00 a.m., Pacific Standard Time, and to vote the number of shares which the undersigned would be entitled to vote if personally present on the matters listed on the reverse side hereof and in their discretion upon such other business as may properly come before the Annual Meeting and any and all adjournments thereof, all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

  TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIGN AND DATE THIS CARD IN THE SPACES ON THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

SYBRON DENTAL SPECIALTIES, INC.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

VOTE BY TELEPHONE                                   VOTE BY INTERNET

It's fast, convenient, and immediate!               It's fast, convenient, and your vote is immediately
Call Toll-Free on a Touch-Tone Phone                confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).

FOLLOW THESE FOUR EASY STEPS:                       FOLLOW THESE FOUR EASY STEPS:

1. READ THE ACCOMPANYING PROXY STATEMENT AND        1. READ THE ACCOMPANYING PROXY STATEMENT AND
   PROXY CARD.                                         PROXY CARD.

2. CALL THE TOLL-FREE NUMBER                        2. GO TO THE WEBSITE
   1-877-PRX-VOTE (1-877-779-8683).                    http://www.eproxyvote.com/syd

3. ENTER YOUR VOTER CONTROL NUMBER LOCATED ON       3. ENTER YOUR VOTER CONTROL NUMBER LOCATED ON
   YOUR PROXY CARD ABOVE YOUR NAME.                    YOUR PROXY CARD ABOVE YOUR NAME.

4. FOLLOW THE RECORDED INSTRUCTIONS.                4. FOLLOW THE INSTRUCTIONS PROVIDED.

YOUR VOTE IS IMPORTANT!                             YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!                        Go to http://www.eproxyvote.com/syd anytime!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET


                                   DETACH HERE                            ZSDSC1


[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2. THIS PROXY WILL BE VOTED AS YOU DIRECT; IN THE ABSENCE OF SUCH DIRECTION, IT WILL BE VOTED "FOR" THESE PROPOSALS.

                                                                                                          FOR    AGAINST    ABSTAIN
1. ELECTION OF DIRECTORS:                           2. Approval of the Sybron Dental Specialties, Inc.    [ ]      [ ]        [ ]
                                                       Employee Stock Purchase Plan.
   NOMINEES: (01) Donald N. Ecker and
             (02) Robert W. Klemme

               FOR                      WITHHELD
               ALL     [ ]         [ ]  FROM ALL
             NOMINEES                   NOMINEES


             [ ]
                 --------------------------------------
                 For all nominees except as noted above



                                                                   MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [ ]

                                                                PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING
                                                                THE ENCLOSED ENVELOPE.

                                                                Please sign your name as it appears hereon. Joint owners should each sign. Executors, administrators, trustees, etc., should give full title as such. If the signer is a corporation, please sign in full corporate name by a duly authorized officer.


Signature:                     Date:                 Signature:                     Date:
           ------------------        -------------              ------------------        -------------